Exhibit 99.2

[EnPro Industries Logo]

EnPro Industries, Inc. Begins
NYSE Trading As Fully Independent Company

Spin-off from Goodrich is complete
EnPro prepares for success as leader in industrial markets

CHARLOTTE, NC, June 3, 2002—EnPro Industries, Inc. (NYSE: NPO), the former Engineered Industrial Products business of Goodrich Corporation (NYSE: GR), today begins trading on the New York Stock Exchange as a fully independent company. Goodrich completed the distribution of all EnPro shares to Goodrich shareholders on Friday, May 31, 2002.

“Today is a banner day for EnPro,” said Ernest F. Schaub, president and chief executive officer of EnPro. “We are truly excited to join a respected list of publicly traded industrial products companies, and to have the opportunity to succeed as a more tightly focused and flexible company that is prepared to respond to the changing demands of our markets. We look forward to a rewarding future for our customers, shareholders and employees.”

EnPro’s operations include such well-known names as Garlock Sealing Technologies, Glacier Garlock Bearings, Fairbanks Morse Engines, Quincy Compressor and Stemco. EnPro’s sealing products, metal polymer bearings, compressor systems and other engineered products are critical in industrial applications worldwide. The company had pro forma revenues of about $700 million in 2001 and employs about 4,500 people.

In the spin-off from Goodrich, each Goodrich shareholder of record on May 28, 2002, received a dividend of one share of EnPro common stock for every five shares of Goodrich common stock. Approximately 20.4 million EnPro common shares were distributed in the spin off. Additional information about the spin-off, including a copy of the Form 10 Registration Statement and the company’s road show presentation, is available on the company’s website, www.enproindustries.com. In addition to the information included in the Form 10, in approving EnPro’s application for listing its shares, the New York Stock Exchange considered additional information included in EnPro’s listing application which is available upon request.

About EnPro

EnPro Industries, Inc. (NYSE: NPO) is a leader in sealing products, metal polymer bearings, compressor systems and other engineered products for use in critical applications by industries worldwide.

Forward-Looking Statements

Statements in this release that express a belief, expectation or intention, as well as those, which are not historical fact, are forward looking. They involve a number of risks and uncertainties, which may cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include factors detailed from time to time in EnPro Industries, Inc.’s filings with the Securities Exchange Commission, including its Form 10 filed on January 29, 2002, as amended.

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